Exhibit h.4

Execution Copy

DEALER AGREEMENT

Dated as of July 14, 2014

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

250 Vesey Street, 11th Floor

New York, New York 10080

Ladies and Gentlemen:

This letter agreement (this “Agreement) is delivered in connection with the offering of shares of beneficial interest in (“Shares”) in BLACKSTONE REAL ESTATE INCOME FUND II, a Delaware statutory trust (the “Fund”). The Fund has been organized to invest substantially all of its assets in Blackstone Real Estate Income Master Fund (the “Master Fund”).

The Fund has entered into a distribution agreement (the “Distribution Agreement”) with BLACKSTONE ADVISORY PARTNERS L.P., a Delaware limited partnership (the “Distributor”), whereby the Distributor acts as the distributor for the Shares and may retain broker-dealers to act as its agents in connection with the offering of Shares.

In accordance with such authority, the Distributor hereby appoints MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, acting directly or through its affiliates, as a non-exclusive sub-distribution agent (the “Sub-Distribution Agent”) to use reasonable efforts to solicit investors to make investments in the Shares (subject to the terms of this Agreement and the Sub-Distribution Agent’s good faith judgment) and to perform such other services in accordance with the provisions set forth herein. The Sub-Distribution Agent hereby accepts such appointment and agrees to render such services and to assume the obligations set forth herein, on the terms and conditions set forth herein, for the compensation provided for on Schedule 1 attached hereto. The Distributor and the Sub-Distribution Agent each further agree, and hereby make the representations as set forth below which shall govern all offers and sales of the Shares made by the Sub-Distribution Agent.

Section 1. Representations and Warranties of the Distributor. The Distributor represents and warrants to, and agrees with, the Sub-Distribution Agent as follows:

(a) The Fund meets the requirements for use of Form N-2 under the Securities Act of 1933, as amended (the “Securities Act”), the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations of the Securities and Exchange Commission (“SEC”) under each such Act relating to Form N-2 (or of such successor form as the SEC may adopt). The Fund has filed with the SEC a Registration Statement on Form N-2 and is duly registered as a closed-end management investment company. The Prospectus conforms, and any further amendments or supplements to the Registration Statement or Prospectus will conform, in all material respects, with the Securities Act and 1940 Act and the rules and regulations thereunder. As used in this Agreement, (i) “Registration Statement” shall mean any registration statement under the 1940 Act and Securities Act on Form N-2 relating to the Shares, including all exhibits thereto as of the Effective Date of the most recent post-effective amendment thereto; (ii)

“Effective Date” shall mean the most recent date that the Registration Statement or any post-effective amendment thereto becomes effective; and (iii) “Prospectus” shall mean the then-current prospectus (including any statement of additional information) as amended and/or supplemented relating to the Shares.

(b) The Distributor will be responsible for the registration, qualification or exemption of the Shares under all applicable laws, rules or jurisdictions or states in which Shares shall be offered and/or sold. Distributor acknowledges that Sub-Distribution Agent intends to offer the Shares in each state within the United States. If the Shares may not be offered in any particular jurisdiction in the United States, Distributor shall promptly so notify Sub-Distribution Agent.

(c) The Fund will update the Prospectus and any Sales Materials (defined below) annually or otherwise as necessary to comply with applicable laws and regulations and this Agreement, and the Distributor will cooperate with the Sub-Distribution Agent in connection with the distribution of any relevant amendments or supplements to such materials as further described herein.

(d) In connection with subscriptions by investors whose Shares are to be held in accounts at the Sub-Distribution Agent or an affiliate thereof (regardless of the origin of such account or its record or beneficial owner) (each, a “Customer Shareholder” for so long as such investors’ Shares are held in account(s) at the Sub-Distribution Agent or an affiliate thereof), the Distributor will instruct the Fund to use a form of Subscription Agreement and a Subscription Agreement signature page (i) that is compatible with the Sub-Distribution Agent’s records reconciliation requirements as described to the Distributor by the Sub-Distribution Agent and an accompanying supplement to be used in connection with the Managed Account Program (as defined below) and (ii) that has been mutually agreed upon by Distributor and Sub-Distribution Agent. The initial form of Subscription Agreement, signature page and supplement to be used by Customer Shareholders is attached hereto as Schedule 2.

(e) The Fund has been duly formed and is validly existing under the laws of its jurisdiction of formation with power and authority to conduct its business as described in the Registration Statement and the Prospectus, and to offer and sell the Shares as contemplated by the Registration Statement, the Prospectus and this Agreement. The Fund is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on the condition, financial or otherwise, of the Fund, or the earnings, business affairs or business prospects of the Fund.

(f) All of the issued and outstanding Shares of the Fund have been duly authorized and validly issued and are non-assessable shares of beneficial interest; the Shares to be issued as contemplated by this Agreement have been authorized by requisite action on the part of the Fund and its Board of Trustees (the “Fund Board”), and when issued and delivered against payment in accordance with the provisions of the relevant subscription documents, will be validly issued non-assessable shares of beneficial interest; and the issuance of the Shares by the Fund is not subject to preemptive rights. The Fund does not have any outstanding options to purchase or any rights or warrants to subscribe for, or any securities or obligations convertible into, any Shares.

(g) (i) The Fund is not in material violation of its organizational documents or in material default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, fiscal agency agreement, note, lease or other instrument to which it is a party or by which it may be bound or to which any of its assets is subject; (ii) the execution, delivery and performance by the Fund of, and compliance with, the Distribution Agreement, the Service Plan (the “Plan”), the investment management agreement, dated as of January 24, 2014, between the Fund and Blackstone Real Estate Income Advisors L.L.C, the master custodian agreement, dated as of December 12, 2013, between the Fund and State Street Bank and Trust Company, and the administration agreement, dated as of January 15, 2014, between the Fund and State Street Bank and Trust Company (collectively, the “Operative Documents”), and the consummation by the Fund of the transactions contemplated hereunder and thereunder will not conflict with, or result in a breach of any of the terms or provisions of, or constitute, with or without the giving of a notice or lapse of time or both, a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Fund pursuant to, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligation under, any material contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Fund is a party or by which it may be bound or to which any of the property or assets of the Fund is subject, nor will such action result in any violation of or conflict with the terms or provisions of the Operative Documents or, any law, order, judgment, decree, rule or regulation applicable to the Fund; and (iii) no consent, approval, authorization or order of, or any filing or declaration with, any court or governmental authority or agency, national securities exchange or futures association is required for the execution of this Agreement (except such filings as may be required under the Securities Act or state securities laws, which will be timely filed).

(h) At each date of issue, the Prospectus, as well as all of the sales material (“Sales Materials”) relating to the Shares approved by the Distributor to be used as such, including materials created by the Sub-Distribution Agent and approved by the Distributor to be used as such (the Registration Statement, the Prospectus and the Sales Materials, as the same may be amended or supplemented, are referred to herein collectively as the “Offering Materials”) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading and are otherwise in compliance in all material respects with applicable laws; provided, however, that this representation does not apply to information therein, or information omitted from Offering Materials, in reliance upon or conformity with information supplied by Sub-Distribution Agent that was not directly derived from or made in reliance upon written statements originally made by the Distributor or its affiliates (“SDA Supplied Information”).

(i) Since the Effective Date of the Registration Statement, except as otherwise disclosed in the Prospectus, there has been no material adverse change in the condition, financial or otherwise, business affairs or business prospects of the Fund and there is no action, suit or proceeding before or by any court or governmental (or self-regulatory) agency or body, domestic or foreign, now pending, or, to the knowledge of the Distributor, contemplated by such an entity, against or affecting the Fund, which is expected to have a material adverse effect on the Fund.

(j) This Agreement and the Operative Documents have been duly authorized by all requisite action on the part of the Fund and the Fund Board in compliance with applicable law, including, without limitation the 1940 Act.

(k) The maximum amount of underwriting compensation payable with respect to the Shares is governed by NASD Rule 2830 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and is not subject to the compensation provisions of FINRA Rule 5110.

(l) The Distributor is a broker-dealer licensed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the laws of the jurisdictions designated to it as determined by the Fund for offer and sale of the Shares, and is a member in good standing of FINRA.

(m) The Distributor shall comply with all applicable laws, rules and regulations in carrying out its duties hereunder and under the Distribution Agreement.

(n) The Distributor has been duly formed, is validly existing and in good standing under the laws of the jurisdiction of its formation with power and authority to conduct its business as described in its organizational documents. The Distributor has and shall maintain all licenses and registrations necessary under applicable laws and regulations to provide the services required to be provided hereunder. The Distributor has been duly licensed or qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, except where the failure to so qualify would not have a material adverse effect on the ability of the Distributor to perform its obligations as described in the Offering Materials.

(o) Each of this Agreement and the Distribution Agreement (“Distributor’s Operative Agreements”) has been duly authorized, executed and delivered by or on behalf of the Distributor. Compliance with and the execution and delivery and performance by the Distributor of each of Distributor’s Operative Agreements, and the consummation by the Distributor of the transactions contemplated hereunder or thereunder, will not conflict with, or result in a breach of any of the terms or provisions of, or constitute, with or without the giving of notice or lapse of time or both, a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Distributor pursuant to, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligation under, any material contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Distributor is a party or by which it may be bound or to which any of the property or assets of the Distributor is subject, nor will such action result in any violation of or conflict with the terms or provisions of the other organizational documents of the Distributor, or any law, order, judgment, decree, rule or regulation applicable to the Distributor; and no consent, approval, authorization or order of, or any filing or declaration with, any court or governmental authority or agency, national securities exchange or futures association is required for the execution of this Agreement (except such filings as may be required under the Securities Act or state securities laws, which will be timely filed).

(p) The Distributor has the financial resources necessary for the performance of its obligations as contemplated herein and in the Registration Statement and the Prospectus.

(q) The Distributor is not in default under any material agreement, indenture or instrument or in breach or violation of any judgment, decree, order, rule or regulation applicable to it of any court or governmental or self-regulatory agency or body with jurisdiction over it, the effect of which might impair or adversely affect in any material respect the ability of the Distributor to function or perform its obligations under any of the Distributor’s Operative Agreements or to perform its obligations as contemplated in the Registration Statement and the Prospectus.

(r) Since the Effective Date of the Registration Statement, except as otherwise disclosed in the Registration Statement or the Prospectus, there has been no material adverse change in the condition, financial or otherwise, business affairs or business prospects of the Distributor and there is no action, suit or proceeding before or by any court or governmental (or self-regulatory) agency or body, domestic or foreign, now pending, or, to the knowledge of the Distributor, contemplated by such an entity, against or affecting the Distributor, which is expected to have a material adverse effect on the Fund or the activities of the Distributor as described in the Registration Statement or the Prospectus.

(s) The Distributor and its respective agents will not engage in any transaction which would cause the offering of the Shares (whether by the Sub-Distribution Agent in accordance with this Agreement, the Distributor, its affiliates or any of their respective agents other than the Sub-Distribution Agent) to be required to be registered with any government body other than the SEC, applicable states in respect of “blue-sky” filings, and in respect of the Fund’s status as a commodity pool under CFTC regulations.

(t) The Distributor shall promptly inform the Sub-Distribution Agent in the event that Distributor is aware that any of the representations and warranties made in this Agreement by the Distributor are no longer true and accurate in all material respects.

Section 2. Representations, Warranties and Agreements of the Sub-Distribution Agent. The Sub-Distribution Agent represents and warrants to, and agrees with, Distributor that:

(a) Neither the Sub-Distribution Agent nor any affiliate thereof will (1) make any representations regarding the Distributor or its affiliates in the course of marketing the Shares or (2) make any representations regarding the Fund which are, in the aggregate or individually, materially inconsistent with the disclosures made in the Offering Materials. The Sub-Distribution Agent will not distribute any sales materials in the course of marketing the Fund other than the Offering Materials. For the avoidance of doubt, the Offering Materials include Sales Materials created by the Sub-Distribution Agent and approved by the Distributor.

(b) At all times, the Sub-Distribution Agent will perform its services hereunder in compliance with all laws, rules, regulations and policy statements, whether promulgated by the federal or any state government or any regulatory agency or self-regulatory agency, applicable to the Sub-Distribution Agent in connection with the offer and sale of the Shares. In addition, the Sub-Distribution Agent agrees to offer the Shares in accordance with any additional, reasonable restrictions that may be agreed among the parties hereto.

(c) The Sub-Distribution Agent is not in default under any material agreement, indenture or instrument or in breach or violation of any judgment, decree, order, rule or regulation applicable to it of any court or governmental or self-regulatory agency or body with jurisdiction over it, the effect of which might, individually or in the aggregate, impair or adversely affect in any material respect the ability of the Sub-Distribution Agent to function or perform its obligations under this Agreement.

(d) Neither the Sub-Distribution Agent nor any “person associated with the Sub-Distribution Agent” (within the meaning of being a “person associated with a broker or dealer” under the Exchange Act) during the relevant time periods under Section 15(b) of the Exchange Act has been or is engaged in any disqualifying conduct described in Section 15(b) of the Exchange Act and, to the knowledge of the Sub-Distribution Agent, there is no basis for, or proceeding or investigation that is reasonably likely to become the basis for, the denial, suspension or revocation of Sub-Distribution Agent’s registration as a broker dealer under Section 15(b) of the Exchange Act.

(e) The Sub-Distribution Agent’s solicitation activities shall be limited solely to soliciting Customer Shareholders for the Fund, and in no instance, will the Sub-Distribution Agent solicit direct investment advisory relationships with respect to the Distributor. Thus, consistent with the position of the staff of the SEC described in the Mayer Brown LLP SEC no action letter dated July 28, 2008, the Sub-Distribution Agent does intend to comply with Rule 206(4)-3 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

(f) The Sub-Distribution Agent (i) has been duly incorporated and is validly existing under the laws of its jurisdiction of formation; (ii) is duly qualified to do business as a Delaware limited liability company and is in good standing in all other jurisdictions where the location of any material assets or the character of any material portion of its business or its duties under this Agreement make such qualification necessary; (iii) is a member in good standing of FINRA; and (iv) holds all necessary licenses and approvals to distribute the Shares in accordance with this Agreement and otherwise perform its obligations hereunder. Each of the Sub-Distribution Agent’s principals, directors, officers, employees, and agents who will participate or otherwise be involved in the offer or sale of the Shares or the performance of its duties and activities hereunder is either appropriately licensed or exempt from such licensing requirements by the appropriate regulatory agency of each state or other jurisdiction in which it will offer and sell Shares. The Sub-Distribution Agent has the full power and authority (corporate or otherwise) to own and conduct its business.

(g) The Sub-Distribution Agent has full legal right, power and authority to enter into this Agreement, to provide the services and consummate the transactions contemplated hereby; and no consent or waiver of third parties or entities (governmental or otherwise) that has not been obtained is required for execution, delivery and performance of this Agreement. This Agreement has been duly authorized, executed and delivered by the Sub-Distribution Agent.

(h) The Sub-Distribution Agent is duly registered as a broker-dealer under the Exchange Act and is duly registered as a broker-dealer under the laws of any state and to the extent required, the equivalent thereof in any other jurisdiction, which require such registration in connection with the services to be provided by the Sub-Distribution Agent hereunder.

(i) The Sub-Distribution Agent will conduct its activities in accordance with (i) the terms and conditions set forth in the Offering Materials, in each case as may be amended from time to time, and (ii) the terms of this Agreement.

(j) Consummation by the Sub-Distribution Agent of the transactions contemplated hereunder, will not conflict with, or result in a breach of any of the terms or provisions of, or constitute, with or without the giving of notice or lapse of time or both, a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Sub-Distribution Agent pursuant to, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligation under, any material contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Sub-Distribution Agent is a party or by which it may be bound or to which any of the property or assets of the Sub-Distribution Agent is subject, nor will such action result in any violation of or conflict with the terms or provisions of the other organizational documents of the Sub-Distribution Agent, or any law, order, judgment, decree, rule or regulation applicable to the Sub-Distribution Agent; and no consent, approval, authorization or order of, or any filing or declaration with, any court or governmental authority or agency, national securities exchange is required for the consummation by the Sub-Distribution Agent of the transactions contemplated hereunder (except such filings as may be required under the Securities Act or state securities laws, which will be timely filed).

(k) The Sub-Distribution Agent has and agrees to maintain the necessary and appropriate regulatory licenses, registrations and filings to maintain its status as a registered broker-dealer and member of FINRA and to provide services under this Agreement throughout the term of this Agreement; provided, however, that this representation does not impose any requirement that the Sub-Distribution Agent make filings required to be made by the Fund in connection with the offering of Shares or otherwise, such as, by way of example, any filings by the Fund required under state law.

(l) No action, suit or proceeding is pending or, to the knowledge of the Sub-Distribution Agent, threatened against the Sub-Distribution Agent before or by any court, regulatory agency or other governmental authority that brings into question the validity of the transactions contemplated by this Agreement or that, individually or in the aggregate, could impair the consummation by the Sub-Distribution Agent of this Agreement or the transactions contemplated hereby. In addition, the Sub-Distribution Agent will advise the Fund or the Distributor of any communication from the SEC or any other securities commission or regulatory authority in any other jurisdiction concerning the offering of Shares or the commencement of any lawsuit or proceeding to which the Sub-Distribution Agent and/or its affiliates is a party concerning the offering of Shares, subject to any law, regulation or regulatory request or demand.

(m) The Sub-Distribution Agent shall not offer the Fund in (i) any non-U.S. jurisdictions or (ii) any jurisdiction which the Distributor informs the Sub-Distribution Agent, in writing, is not a permitted jurisdiction.

(n) The Sub-Distribution Agent will be solely responsible for any costs, fees and/or other expenses relating to any filings, consents, licenses, registrations, permits, consents, qualifications and approvals or other required actions taken in respect of the Sub-Distribution Agent (but not the Distributor or the Fund) in order to comply with such laws, rules and regulations as may be applicable to the Sub-Distribution Agent’s activities as a broker-dealer.

(o) The Sub-Distribution Agent will be responsible for confirming that the distribution of Shares to, and subscription by, any Customer Shareholder identified by the Sub-Distribution Agent complies with all laws and regulations applicable to the Sub-Distribution Agent (including, but not limited to, with respect to anti-money laundering compliance) prior to such investor’s subscription for Shares. Sub-Distribution Agent will review all subscription agreements and assist the Distributor and the Fund in ensuring that the subscription agreements are fully completed. Sub-Distribution Agent will take all reasonable steps to ensure that the Customer Shareholders have provided the necessary information to the Distributor and will promptly inform the Distributor of any basis to believe that such requirements have not been satisfied by the Customer Shareholder.

(p) The Sub-Distribution Agent represents that (i) the Sub-Distribution Agent has adopted, implemented and will continue to apply (and update, as required) anti-money laundering policies, procedures and controls that are compliant with the anti-money laundering laws and regulations of the jurisdictions (including the U.S.) in which it operates; (ii) it will not knowingly solicit any investors that it knows are named on any available lists of known or suspected terrorists, terrorist organizations or of other sanctioned persons issued by the United States government or the government(s) of any jurisdiction(s) in which the Fund is doing business, including, without limitation, the list of Specially Designated Nationals and Blocked Persons, and the NS-PLC list, which consists of members of the Palestinian Legislative Council (“PLC”) who were elected to the PLC on the party slate of a Foreign Terrorist Organization, Specially Designated Terrorists, or Specially Designated Global Terrorists, such as Hamas, administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) as such list may be amended from time to time or any law, regulation or Executive Order administered by OFAC; (iii) it will take appropriate consistent with its policies and procedures, due diligence efforts with respect to each investor, including enhanced scrutiny with respect to current or former senior foreign political figures1 or politically exposed persons2; (iv) it will not knowingly solicit any investors that are prohibited foreign shell banks3; (v) it will

[1]	A “senior foreign political figure” is defined as (a) a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a current or former senior official of a major non-U.S. political party, or a current or former senior executive of a non-U.S. government-owned commercial enterprise; (b) a corporation, business, or other entity that has been formed by, or for the benefit of, any such individual; (c) an immediate family member of any such individual; and (d) a person who is widely and publicly known (or is actually known by the Sub-Distribution Agent) to be a close associate of such individual. For purposes of this definition, a “senior official” or “senior executive” means an individual with substantial authority over policy, operations, or the use of government-owned resources; and “immediate family member” means a spouse, parents, siblings, children and spouse’s parents or siblings.
[2]	A “politically exposed person” (“PEP”) is defined as “individuals who are or have been in the past entrusted with prominent public functions in a foreign country.” This definition of PEPs would include heads of state or of government, senior politicians, senior government, judicial or military officials, senior executives of state owned corporations and important political party officials. “Financial Action Task Force on Money Laundering: The Forty Recommendations” at http://www.fatf-gafi.org/dataoecd/42/43/33628117.PDF (June 20, 2003).
[3]	A “prohibited foreign shell bank” is a foreign bank that does not have a physical presence in any country, and is not a “regulated affiliate,” i.e., (i) an affiliate of a depository institution, credit union, or foreign bank that maintains a physical presence in the U.S. or a foreign country, and (ii) is subject to banking supervision in the country regulating the affiliated depository institution, credit union, or foreign bank.

cooperate with the Distributor by providing such information as the Sub-Distribution Agent itself possesses or as it may lawfully obtain at the Distributor’s expense and using commercially reasonable efforts and as the Distributor requires to satisfactorily comply with the anti-money laundering laws of the Bank Secrecy Act (“BSA”), as amended by the Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001 (the “PATRIOT Act”); and (vi) it will promptly notify the Distributor and the Fund in writing of any change to the representations set forth above. The Sub-Distribution Agent agrees that at least annually and upon written request it will provide the Fund or the Fund’s administrator with a certification that the Sub-Distribution Agent has implemented and will perform its Customer Identification Program (“CIP”) in a manner reasonably designed to satisfy the CIP requirements applicable to the Fund. The Sub-Distribution Agent acknowledges and agrees that it (and not the Distributor, Fund or its administrator(s)) is responsible for monitoring and complying with anti-money laundering and CIP requirements applicable to all Customer Shareholders. In addition, on a case-by-case basis, the Distributor, the Fund and/or its administrator(s) may request additional documentation from a Customer Shareholder if the situation arises where said documentation is required for legal purposes, and the Sub-Distribution Agent agrees to fully cooperate with the Distributor in obtaining such additional information from Customer Shareholders. Without limiting the forgoing, the Sub-Distribution Agent will use reasonable efforts to cooperate with the Distributor, the Fund and their affiliates and service providers as necessary to ensure compliance with current anti-money laundering laws and regulations.

(q) At all times the Sub-Distribution Agent will perform its services hereunder in compliance with all applicable U.S. and non-U.S. securities laws and regulations and other applicable legal and regulatory requirements and policy statements of regulatory agencies or self-regulatory agencies, including, without limitation, any applicable anti-money laundering laws and regulations in any jurisdiction in which the Sub-Distribution Agent solicits or procures purchasers of Shares or otherwise engages in any activity contemplated by this Agreement. Without limiting the generality of the foregoing, in connection with the performance of its services hereunder and the offering of the Shares, the Sub-Distribution Agent will engage in no act or practice that would, directly or indirectly, contravene, or cause the Distributor to contravene, the United States Foreign Corrupt Practices Act, the UK Bribery Act of 2010 or the PATRIOT Act, and, where applicable, legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials, or any similar statute, rule or policy applicable in any jurisdiction in which the Sub-Distribution Agent engages in any activity hereunder.

(r) The Sub-Distribution Agent represents that it has adopted, implemented and will continue to apply anti-corruption policies, procedures and controls that are compliant with the laws and regulations of the jurisdictions (including the U.S.) in which it operates. The Sub-Distribution Agent shall execute an Anti-Corruption Certificate in the form of Schedule 3 attached hereto.

(s) The Sub-Distribution Agent may not engage a sub-agent (other than an affiliate, provided that any actions of the affiliate will be deemed to be actions of the Sub-Distribution Agent hereunder) to assist it in the offer or sale of Shares without the prior written approval of the Distributor. The Sub-Distribution Agent hereby covenants, represents and warrants to the Distributor that no portion of the compensation paid to the Sub-Distribution Agent by the Distributor (“Compensation”) hereunder shall be remitted or otherwise paid to any “third party” (as defined below) by the Sub-Distribution Agent without the prior written consent of the Distributor, which may be given or withheld in its sole discretion; provided, however, that for these purposes a “third party” is any person or entity that is providing services that could be construed as acting as a broker, dealer, underwriter, placement agent or finder with respect to the Shares other than employees of the Sub-Distribution Agent or its affiliates. Furthermore, in the event the Sub-Distribution Agent shall remit all or a portion of the Compensation, the Sub-Distribution Agent shall obtain a representation in writing from each sub-placement agent that such sub-placement agent shall not remit any portion of the Compensation paid to it by the Sub-Distribution Agent without the prior written consent of the Distributor and the Sub-Distribution Agent.

(t) The Sub-Distribution Agent will not accept any direct or indirect compensation from any person or entity other than as set forth in Section 6 hereof in connection with the offer or sale of Shares without the prior written agreement of the Distributor. The parties acknowledge that Sub-Distribution Agent may receive advisory and/or wrap account fees, as well as other administrative account fees and assessments, from Customer Shareholders or their applicable accounts, and that the limitation contained in the first sentence of this Section 2(t) shall not apply to such fees.

(u) As of the date hereof and at any time during the term of this Agreement, all SDA Supplied Information supplied by Sub-Distribution Agent to the Distributor or the Fund specifically for inclusion in the Offering Materials does not and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

(v) As of the date hereof and at any time during the term of this Agreement, all SDA Supplied Information contained in selling materials prepared by Sub-Distribution Agent with respect to the Fund, including, but not limited to, road show and marketing documents do not and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

(w) The Sub-Distribution Agent has the financial resources necessary for the performance of its obligations as contemplated herein.

(x) Except as otherwise disclosed to the Distributor, there has been no material adverse change, except as otherwise disclosed in the Prospectus, in the condition, financial or otherwise, business affairs or business prospects of the Sub-Distribution Agent and there is no action, suit or proceeding before or by any court or governmental (or self-regulatory) agency or body, domestic or foreign, now pending, or, to the knowledge of the Sub-Distribution Agent contemplated by such an entity, against or affecting the Sub-Distribution Agent, which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the activities of the Sub-Distribution Agent as described in this Agreement.

(y) During the term of this Agreement, the Sub-Distribution Agent shall promptly inform the Distributor in writing in the event that Sub-Distribution Agent is aware that any acknowledgment, representation, warranty, agreement or covenant by the Sub-Distribution Agent in this Agreement is no longer true and accurate in all material respects. Each acknowledgment, representation, warranty, agreement or covenant in this Agreement by the Sub-Distribution Agent shall be ongoing during the term of this Agreement.

Section 3. Offering and Sale of Shares.

(a) The Sub-Distribution Agent is hereby appointed by the Distributor as a non-exclusive selling agent for an indefinite period of time (the “Offering Period”) for the purpose of finding acceptable subscribers for Shares.

(b) It is understood that the Sub-Distribution Agent may distribute Offering Materials to potential investors and to customers that have an account with the Sub-Distribution Agent or its Affiliates that may not be pre-qualified as eligible to invest in the Fund, provided that the Sub-Distribution Agent shall obtain appropriate representations from each customer as to its eligibility to invest in the Fund in connection with such customer’s subscription for Shares. Sub-Distribution Agent agrees that it will sell Shares only to its customers reasonably believed to qualify as “qualified clients” as that term is defined by Rule 205-3 under the Advisers Act.

(c) It is understood that the Sub-Distribution Agent has no commitment with regard to the sale of the Shares other than to use reasonable efforts and its good faith judgment in soliciting investments in the Shares. It is understood that the Sub-Distribution Agent’s agreement to use reasonable efforts to find subscribers for Shares shall not prevent the Sub-Distribution Agent from acting as a selling agent or underwriter for the securities of other issuers, which may be offered or sold during the term hereof.

(d) The Sub-Distribution Agent shall be under no obligation to continue to market the Shares if, in its sole judgment, it believes that doing so would be impracticable, uneconomical or inappropriate, in view of such considerations as it may feel relevant.

(e) It is understood that the Sub-Distribution Agent intends to offer and sell Shares of the Fund solely to customers who subscribe for and hold such Shares through accounts for Merrill Lynch Personal Advisor or other managed account programs sponsored by the Sub-Distribution Agent or its affiliates (“Managed Account Program”) that are subject to an asset-based program fee (“Managed Account”).

(f) In addition to the Sub-Distribution Agent’s distribution activities, the Sub-Distribution Agent shall perform the following services:

(i)	assisting prospective Customer Shareholders regarding their investment decisions;

(ii)	providing administrative, operational and infrastructure support for the selling of Shares and settlement of Fund transactions with Customer Shareholders, as may be mutually agreed;

(iii)	assisting in the enhancement of relations and communications between Customer Shareholders and the Fund;

(iv)	assisting in the establishment and maintenance of Customer Shareholders’ accounts with the Fund, including notifying the Distributor of any changes in the account information of a Customer Shareholder;

(v)	assisting in receiving and forwarding purchase and repurchase requests and payments to and from Customer Shareholders;

(vi)	consulting with the Distributor and its affiliates regarding investor satisfaction;

(vii)	providing other Customer Shareholder relations services, such as responding to Customer Shareholder inquiries; and

(viii)	providing such other similar services as may be mutually agreed by the Distributor and the Sub-Distribution Agent.

(g) The Distributor acknowledges and agrees that none of the Sub-Distribution Agent, any of its respective affiliates or any owner, officer, employee or representatives of the foregoing in its capacity as such (collectively, “Sub-Distribution Agent Parties”) has any responsibility for (among other things) the Shares, the Fund or the performance of an investment in the Shares, including, without limitation, any responsibility for the sponsorship or management of the Fund, the business terms of the Fund, the selection of the Fund’s investments, the performance of the Fund or disclosures concerning the Fund (other than the SDA Supplied Information).

(h) The Sub-Distribution Agent and the Distributor agree that this Agreement is in all respects subject to the Conduct Rules of FINRA and such Conduct Rules shall control any provision to the contrary in this Agreement.

(i) The Sub-Distribution Agent agrees to offer and sell Shares only at the regular public offering price applicable to such Shares and in effect at the time of each transaction. The procedures relating to all orders and the handling of each order (including the effective time of orders received from the Sub-Distribution Agent) are subject to: (i) the terms of the Prospectus and this Agreement; and (ii) the subscription documents for the Fund, as supplemented or amended from time to time; provided that to the extent that the Prospectus contains provisions that are inconsistent with such terms in this Agreement or any other document, the terms of the Prospectus shall be controlling. The Sub-Distribution Agent further acknowledges and agrees that any Shares issued to a Customer Shareholder shall be subject to the Fund’s organizational documents.

(j) All orders for the purchase and sale of Shares are subject to acceptance by Distributor in its sole discretion and become effective upon written confirmation by Distributor. Distributor reserves the right not to accept any specific order for the purchase or sale of Shares.

(k) The Sub-Distribution Agent agrees that payment for orders from Customer Shareholders for the purchase of Shares will be made as described in the Prospectus or as otherwise agreed by the Distributor and the Sub-Distribution Agent herein and from time to time. On the date on which payment for Shares is to be received, the Sub-Distribution Agent will remit to an account designated by the Distributor the purchase order amount due the Fund with respect to the issuance of Shares as determined by the Distributor in accordance with the terms of the Prospectus. If payment for any purchase order is not so received, the Distributor may cancel the sale without notice.

(l) The Sub-Distribution Agent agrees to record on the order the date on which the order for the purchase or sale of Shares was received by the Sub-Distribution Agent, and to forward promptly such orders to Distributor in time for processing at the public offering price next determined after receipt of such orders by the Sub-Distribution Agent, in each case as described in the Prospectus and as contemplated by the terms of this Agreement.

(m) The Sub-Distribution Agent agrees to maintain records of all purchases and sales of Shares made through the Sub-Distribution Agent and upon request from a regulatory authority or as required under applicable law to furnish such regulatory authority with copies of such records.

(n) The Sub-Distribution Agent agrees that it will not make any conditional orders for the purchase or repurchase of Shares and acknowledges that Distributor will not accept conditional orders for Shares.

(o) It is understood that the then-current offering price for Shares will generally not be known until approximately 30 days after the effective date of the Share purchase in accordance with the terms of the Prospectus, or as is otherwise disclosed in the Prospectus from time to time. The parties each acknowledge and agree that purchase orders for Shares will generally be made and accepted for a fixed dollar amount, with the number of Shares to be credited to an investor’s account determined upon subsequent finalization of the then-current public offering price of Shares. Distributor agrees to notify investors promptly of the number of Shares received upon the finalization of the offering price.

(p) In all offers and sales of the Shares by Sub-Distribution Agent, Sub-Distribution Agent will not act as broker or agent for, or employee of, Distributor or the Fund and Sub-Distribution Agent will not represent to any third party that Sub-Distribution Agent has such authority or is acting in such capacity.

(q) Distributor reserves the right at any time to suspend the sale of Shares or to withdraw or limit the offering of Shares, and, if Distributor exercises this right, Distributor shall provide to Sub-Distribution Agent prompt written notice of such exercise.

(r) Sub-Distribution Agent acknowledges that tender offers for the repurchase of Shares may be made by the Fund, and, if made, will be made subject to the terms summarized in the Prospectus and provided in the tender offer materials and that, as such, the Fund will only make repurchase offers when authorized by the Fund Board. Sub-Distribution Agent expressly acknowledges and understands that Shares will not be repurchased by Distributor or the Fund (other than through tender offers from time to time, if any) and that no secondary market for the Shares exists currently or is expected to develop.

(s) In the event that the Sub-Distribution Agent has been notified by the Distributor of a tender offer, the Sub-Distribution Agent agrees to accept Customer Shareholders’ tenders of Shares and withdrawals of tenders of Shares, and to handle or process such tenders and withdrawals, in accordance with the terms of the applicable tender offer.

(t) The Sub-Distribution Agent acknowledges that (i) the Fund is relying on an exemptive order, issued by the SEC on December 26, 2012, in order to offer investors multiple classes of shares (the “Multi-Class Order”) and (ii) it has received a copy of the Multi-Class Order. The Sub-Distribution Agent acknowledges that all offers and sales of Shares pursuant to this Agreement are subject to the terms and conditions in the Multi-Class Order, and the Sub-Distribution Agent agrees to comply with Rule 22d-1 under the 1940 Act as if that rule applied to closed-end management investment companies, and such other conditions of the Multi-Class Order that (y) pursuant to the terms of the Multi-Class Order (or underlying law or regulation referenced therein), are expressly applicable to the activities of the Sub-Distribution Agent hereunder and (z) are communicated in writing by the Fund or the Distributor to the Sub-Distribution Agent. The Sub-Distribution Agent will comply with the NASD Conduct Rule 2830, as amended from time to time, as if that rule applied to all closed-end management investment companies, and the Sub-Distribution Agent will not knowingly take any action that would prevent the Fund from complying with the terms and conditions in the Multi-Class Order.

Section 4. Covenants of the Distributor. The Distributor hereby covenants as follows:

(a) The Distributor will use commercially reasonable efforts to deliver, or cause to be delivered, to the Sub-Distribution Agent, or the Sub-Distribution Agent’s designated distribution center, as promptly as practicable such number of copies of the Fund’s Offering Materials (as the same may be amended or supplemented) as the Sub-Distribution Agent may reasonably request in writing for prospective Customer Shareholders and it will be the responsibility of the Sub-Distribution Agent to distribute, or cause to be distributed, any such materials to prospective Customer Shareholders. Notwithstanding the foregoing, the Distributor will distribute, or cause to be distributed, the following materials directly to Customer Shareholders: (i) any supplements, amendments and/or restatements of the Fund’s Prospectus; (ii) tender offer documents; (iii) performance reports; (iv) account statements; (v) Fund reports to shareholders as required under the 1940 Act; and (vi) tax documentation. The Distributor will use commercially reasonable efforts to provide written notice and copies of the materials listed in this section 4(a)(i), 4(a)(ii) and 4(a)(v) to the Sub-Distribution Agent prior to or simultaneously with their distribution to Customer Shareholders.

(b) If any event relating to or affecting the Fund, its manager, the Distributor or their respective affiliates occurs as a result of which one or more of the Distributor, the Fund its manager, or their respective affiliates believe that it has become necessary to amend or supplement the Offering Materials so that they do not contain a material misstatement or omission, the Distributor will so inform the Sub-Distribution Agent and will prepare and furnish to the Sub-Distribution Agent a reasonable number of copies of an amendment or amendments of, or a supplement or supplements to, the Offering Materials which will amend or supplement the Offering Materials so that as so amended or supplemented the Distributor has reason to believe that such Offering Materials do not contain any material misstatement or omission.

(c) The Distributor will use reasonable efforts to cooperate in the Sub-Distribution Agent’s ongoing due diligence process, to the extent consistent with the Distributor’s, its affiliates’ or the Fund’s customary confidentiality policies and as supplemented by the terms set forth in Section 11.

(d) The Distributor will cooperate with the Sub-Distribution Agent in its efforts to confirm compliance with all applicable anti-money laundering laws and regulations.

(e) The Distributor will provide, or will cause the provision of, net asset values to the Sub-Distribution Agent on a monthly basis consistent with the process described in the Prospectus.

(f) The Fund maintains and will provide net asset value and dividend information relating to Shares on a unitized basis.

(g) The Distributor will use commercially reasonable efforts to provide the Sub-Distribution Agent with monthly performance summaries (net of accrued advisory compensation, if any) by the twentieth (20th) business day of the following month, as well as other appropriate communications reasonably requested by the Sub-Distribution Agent, and the Distributor will cooperate with reasonable requests from the Sub-Distribution Agent regarding the form, content or timing of such summaries, reviews, reports and communications.

(h) The Distributor agrees to advise the Sub-Distribution Agent promptly in writing (which may consist of, without limitation, a supplement to the Prospectus) of: (i) any material correspondence or other communication from the SEC or its staff received by the Distributor and relating to the Fund, other than correspondence or communication relating to (A) routine or sweep examinations, or (B) the Fund’s Registration Statement, Prospectus or other filing with the SEC, any other regulatory authority or self-regulatory organization, in each case that the Distributor expects will have a material adverse effect on the Fund; (ii) the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement of the Fund then in effect or the initiation of any proceeding for that purpose; (iii) the happening of any event which makes untrue any statement of a material fact made in the Prospectus of the Fund or which requires the making of a change in such Prospectus in order to make the statements therein not misleading; (iv) the Fund’s determination to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise; and (v) the commencement of any litigation or proceedings against the Fund or the Distributor, or any of their respective officers or directors, in connection with the issue and sale of any of its Shares.

(i) To the extent the Distributor can do so without undue burden or cost, the Distributor agrees to co-operate with the Sub-Distribution Agent and to provide the Sub-distribution Agent with any information requested by the Sub-Distribution Agent to assist the Sub-Distribution Agent with identifying any legal or compliance obligations applicable to the Sub-Distribution Agent in connection with the execution of this Agreement; provided, that the Distributor is not deemed to be providing, nor shall it be required to provide, legal counsel or advice to Sub-Distribution Agent.

(j) The Distributor will use commercially reasonable efforts to not cause, directly or indirectly, the Fund to breach any of its covenants, representations or warranties as set forth herein.

(k) In their discretion, the Distributor or its affiliates will participate in presentations to prospective Customer Shareholders regarding the Shares and the Fund to the extent that the Sub-Distribution Agent may reasonably request. In the Distributor’s contact with the prospective Customer Shareholders and Financial Advisors of the Sub-Distribution Agent, no Sales Materials shall be used that have not been pre-approved by the Sub-Distribution Agent through its standard marketing approval processes. Additionally, the Distributor shall not, in its discussions with prospective Customer Shareholders and Financial Advisors, discuss any other products or services except those for which the Sub-Distribution Agent or its affiliates have been appointed to distribute interests.

(l) The Distributor agrees to use commercially reasonable efforts to provide, or cause the provision of, the following support to the Sub-Distribution Agent:

(i)	Investment Team Support — The Distributor shall cause to be made available to the Sub-Distribution Agent senior investment and/or business strategy professionals, as necessary and appropriate, to participate in:

(1)	Initial “launch calls” with certain Merrill Lynch financial advisors or sales representatives of affiliates of the Sub-Distribution Agent (“Financial Advisors”) or other Sub-Distribution Agent personnel and prospective investors; and

(2)	Client events on an as needed basis upon at least one week notice to the Distributor.

(ii)	Client Service and Investor Relations Support — The Distributor shall cause to be made available to the Sub-Distribution Agent sales representatives to provide coverage and participation in:

(1)	Initial “launch calls” with Financial Advisors or other Sub-Distribution Agent personnel and prospective investors;

(2)	An initial road show;

(3)	Ongoing monthly calls with Financial Advisors or other Sub-Distribution Agent personnel and prospective investors;

(4)	Quarterly client review calls;

(5)	Client events on an as needed basis upon at least one week notice to the Distributor; and

(6)	Conference calls on an as needed basis with Financial Advisors and clients of such Financial Advisors.

(iii)	Additional Support — In addition to Sections 4(l)(i) and (ii), the Distributor or its affiliates shall participate in video conference calls, on-site presentations and training sessions sponsored by the Sub-Distribution Agent. Furthermore, the Distributor shall cause to be provided the following reporting:

(1)	Monthly commentary;

(2)	Monthly reports (which shall include month-to-date performance attribution at the Fund level) substantially in the form attached hereto as Schedule 4;

(3)	Monthly statements regarding share balances sent directly from the Fund’s administrator and distributed via regular post (or, if mutually agreed by the parties, via email) approximately 45 days after the applicable month-end; and

(4)	Annual audited financial statements to be distributed directly to investors by the Fund’s administrator.

Section 5. Subscription and Repurchase Offer Procedures.

(a) The Sub-Distribution Agent acknowledges that all subscriptions for Shares must be provided pursuant to deadline (“Subscription Deadline”) listed in Schedule 1, provided that, the Distributor or the Fund has complete discretion to reject any such investments. Client accounts will be debited and funds will be wired to the Fund at least five (5) business days prior to the first day of each month.

(b) Notwithstanding anything in the Offering Materials to the contrary, any Customer Shareholders will be required to submit repurchase requests to the Sub-Distribution Agent by the applicable repurchase offer deadline for the Fund and the Sub-Distribution Agent will notify the Fund of such repurchase requests within five (5) calendar days thereafter.

(c) Notwithstanding anything in the Offering Materials or herein to the contrary, the Distributor will not, and will cause the Fund to not, accept any additional subscriptions for Shares from a Customer Shareholder (other than Shares issued through a dividend re-investment program or any additional subscription for Shares through an authorized third party institutional investor platform that is eligible to invest in the Fund) if, on written notice from the Sub-Distribution Agent, (i) such Customer Shareholder is no longer qualified to participate in a Managed Account Program through which it may invest in the Fund, (ii) such Customer

Shareholder has purchased, or attempted to purchase, Shares other than through an eligible Managed Account Program or otherwise in violation of the representations and covenants in such Customer Shareholder’s Subscription Agreement, or (iii) such Customer Shareholder’s Managed Account has been terminated; provided that, for the avoidance of doubt, the Distributor and/ or the Fund may permit such Customer Shareholder to continue to hold its existing Shares unless otherwise determined in accordance with Section 5(d) below.

(d) If the Sub-Distribution Agent has notified the Fund that a Customer Shareholder is no longer enrolled in a Managed Account Program, the Fund may, but shall not be required to, conduct a “forced” redemption of such Customer Shareholder’s Shares in accordance with the terms of the Fund’s Registration Statement, Subscription Agreement and the Agreement and Declaration of Trust of the Fund, as amended.

(e) Notwithstanding anything in the Offering Materials to the contrary, if a Customer Shareholder submits a request to the Fund to approve a proposed transfer of the Customer Shareholder’s Shares, the Customer Shareholder is not required to provide to the Fund a written opinion of the Fund’s counsel that such transfer qualifies for an exemption from such registration under the Securities Act or the regulations thereunder; provided, that the President, Chief Legal Officer or Chief Compliance Officer of the Fund may require an opinion (at the expense of the Customer Shareholder) in such officer’s sole discretion prior to approving any transfer.

Section 6. Payment of Expenses and Fees.

(a) Subject to the limitations described in Section 6(c) hereof, the Sub-Distribution Agent shall also be entitled to receive from the Distributor distribution fees and servicing fees, if any, for the aggregate value of Shares held by Customer Shareholders (for so long as such Shares are held by Customer Shareholders through accounts maintained by such customers at the Sub-Distribution Agent (or its affiliates)) at the annual rate listed in Schedule 1. These fees will be calculated monthly and paid quarterly based on the value of Shares at the end of each month in a calendar quarter, with payment occurring within 30 days after the end of each calendar quarter. Notwithstanding the foregoing, Distributor shall have no obligation to pay any compensation described in the preceding sentence until Distributor receives the related compensation from the Fund in the form of an asset-based distribution fee and shareholder servicing fee (the “Related Compensation”), and Distributor’s obligation to Sub-Distribution Agent for such payments is limited solely to the Related Compensation, provided that the Distributor shall use commercially reasonably efforts to secure Related Compensation from the Fund.

(b) The Sub-Distribution Agent acknowledges and agrees that the Fund may, upon prior written notice to the Distributor, suspend or eliminate the payment of any compensation or other dealer compensation, by amendment, sticker, or supplement to the Prospectus for the Fund, except that the Fund may, without prior notice to Distributor, suspend or eliminate the payment of any compensation or other dealer compensation, by amendment, sticker, or supplement to the Prospectus for the Fund in cases where such suspension or elimination is required (a) pursuant to the dictates of any relevant regulatory agency with jurisdiction over the Fund, the Distributor, or the Sub-Distribution Agent or (b) otherwise by operation of law. The Distributor agrees, to the extent practicable, to notify the Sub-Distribution Agent within one (1) business day upon receiving notice of any suspension or elimination of the payment of any compensation to the Distributor or the Sub-Distribution Agent by the Fund.

(c) The parties acknowledge that, as of the date hereof, the maximum amount of all items of compensation payable to the Sub-Distribution Agent hereunder (and under any services agreement between the Sub-Distribution Agent and the Fund’s manager), together with all compensation payable to all other FINRA members, shall not exceed 6.25% of the total gross sales of the Fund, in accordance with NASD Rule 2830. If at any time the aggregate asset-based, front-end and deferred sales charges (as such terms are used in NASD Rule 2830) described in the Prospectus, if any, exceed 4% of total gross sales (as such terms are used in NASD Rule 2830) of Shares, the Distributor shall provide the Sub-Distribution Agent with a report within five (5) business days of each calendar month-end (which report shall be held as confidential information by the Sub-Distribution Agent) stating the current sales charge percentage as of such month-end; provided, however, that all determinations by Distributor for purposes of providing the forgoing notification to Sub-Distribution Agent shall be based on the assumption that the amount of the front-end sales charge imposed on all sales of Shares has been, and is, 3%. The Distributor shall notify the Sub-Distribution Agent promptly if at any time the aggregate asset-based, front-end and deferred sales charges exceed 5.625% of total new gross sales of Shares (or, as applicable, 90% of any limitation on aggregate asset-based, front-end and deferred sales charges imposed by FINRA under NASD Rule 2830 or any successor regulation to NASD Rule 2830 applicable to the Fund); provided, however, that all determinations by Distributor for purposes of providing the forgoing notification to Sub-Distribution Agent shall be based on the assumption that the amount of the front-end sales charge imposed on all sales of Shares has been, and is, 3%.

(d) Except as otherwise agreed by Distributor and Sub-Distribution Agent, each party hereto shall bear its own expenses relating hereto and to the offering of the Shares.

Section 7. Conditions to Closing.

(a) The ongoing obligations of the Sub-Distribution Agent and the Distributor shall be subject to the accuracy of the representations and warranties on the part of the Distributor and Sub-Distribution Agent, respectively, contained herein as of the date hereof.

Section 8. Indemnification.

(a) The Distributor shall indemnify and hold harmless each of the Sub-Distribution Agent, any of its respective affiliates within the meaning of the Securities Act or the Exchange Act and any owner, officer, employee or representatives of the foregoing in their capacity as such (collectively, the “ML Indemnified Parties”) from and against any loss, claim, damage or liability, joint or several, and any action in respect thereof (collectively, “Losses” and individually, a “Loss”), to which any ML Indemnified Party may become subject, insofar as such Loss relates to or arises out of (i) any material breach of the representations, warranties or covenants contained in this Agreement by the Distributor or (ii) bad faith, willful misconduct or gross negligence by the Distributor in connection with the performance of its express duties hereunder, and shall reimburse such ML Indemnified Party for all reasonable fees and out of pocket expenses in connection with investigating or defending any such Loss; provided, however, that the Distributor will not be liable and will have no indemnification obligation to any ML Indemnified Party to the extent such Loss arises out of (x) any untrue statement or omission contained in any Offering Materials, to the extent such statement or omission constitutes or relates to SDA Supplied Information, or (y) bad faith, material breach of this Agreement, willful misconduct or gross negligence on the part of any ML Indemnified Party; provided, further, that any amounts for reimbursement of expenses advanced to an ML Indemnified Party pursuant to this paragraph will be repaid to the Distributor in the event that such expenses resulted from (x) or (y) of this Section 8(a). If the Distributor, the Fund or an affiliate thereof is an actual or threatened party to a proceeding, the Distributor and the Fund, as applicable, will not be liable for any settlement of any such proceeding effected without its consent.

(b) Sub-Distribution Agent shall indemnify and hold harmless the Distributor, any affiliate thereof within the meaning of the Securities Act or the Exchange Act, and any owner, officer, employee or representatives of the foregoing in their capacity as such (collectively, the “BX Indemnified Parties” and, together with the ML Indemnified Parties, the “Indemnified Parties”) from and against any Loss to which any BX Indemnified Party may become subject, insofar as such Loss relates to or arises out of (i) any material breach of the representations, warranties or covenants contained in this Agreement by Sub-Distribution Agent, (ii) bad faith, willful misconduct or gross negligence by Sub-Distribution Agent in connection with the performance of its express duties hereunder, or (iii) any untrue statement or omission contained in the Offering Materials, to the extent such statement or omission constitutes or relates to SDA Supplied Information, necessary to make the statements therein not misleading in light of the circumstances under which they were made, and shall reimburse such BX Indemnified Party for all reasonable fees and out of pocket expenses in connection with investigating or defending any such Loss; provided, however, that Sub-Distribution Agent will not be liable and will have no indemnification obligation to any BX Indemnified Party to the extent such Loss relates to or arises out of (x) the Offering Materials, to the extent such Loss relates to or arises out of any statement or omission other than that which constitutes or relates to SDA Supplied Information, (y) bad faith, material breach of this Agreement, willful misconduct or gross negligence on the part of such BX Indemnified Party or (z) a breach of Sections 2(a), 2(b), 2(c), 2(e), 2(m), 2(o), 2(q), 3(a), 3(b), 3(e), 3(h), 3(i), 3(l), 3(m), 3(n), 3(o), 3(p) and 3(t), hereof; provided, further, that any amounts for reimbursement of expenses advanced to a BX Indemnified Party pursuant to this paragraph will be repaid to Sub-Distribution Agent in the event that such expenses resulted from such BX Indemnified Party’s bad faith, material breach of this Agreement, willful misconduct or gross negligence. If Sub-Distribution Agent or an affiliate is an actual or threatened party to a proceeding, Sub-Distribution Agent will not be liable for any settlement of any such proceeding effected without its consent.

(c) Solely with respect to a breach of Sections 2(a), 2(b), 2(c), 2(e), 2(m), 2(o), 2(q), 3(a), 3(b), 3(e), 3(h), 3(i), 3(l), 3(m), 3(n), 3(o), 3(p) and 3(t), hereof, Merrill Lynch Alternative Investments, LLC (“MLAI”) shall indemnify and hold harmless the BX Indemnified Parties from and against any Loss, to which any BX Indemnified Party may become subject or otherwise, insofar as such Loss relates to or arises out of such breach of Sections of Sections 2(a), 2(b), 2(c), 2(e), 2(m), 2(o), 2(q), 3(a), 3(b), 3(e), 3(h), 3(i), 3(l), 3(m), 3(n), 3(o), 3(p) and 3(t), hereof by the Sub-Distribution Agent.

(d) Promptly after receipt by an Indemnified Party under this Section 8 of notice of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 8, notify such indemnifying party in writing of the claim or the commencement of that action, provided, however, that the failure to notify the indemnifying party will not relieve such indemnifying party from any liability which it may have to an Indemnified Party unless such failure materially affects such indemnifying party’s case. If any such claim or action is brought against any Indemnified Party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified party, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party (which consent may not be unreasonably withheld or delayed). After notice from the indemnifying party to the Indemnified Party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation in connection with the defense. The Indemnified Party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnified Party unless (i) the employment of counsel by the Indemnified Party has been authorized in writing by the indemnifying party, (ii) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Party) between the Indemnified Party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. An indemnifying party will not be liable for any settlement of any action or claim effected without its written consent (which consent will not be unreasonably withheld or delayed).

(e) The indemnity provided by this Section 8 shall not relieve the Distributor or the Sub-Distribution Agent from any liability any such party may otherwise have at common law or otherwise.

Section 9. Termination and Suspension of Sales.

(a) This Agreement shall become effective as of the date first written above and shall remain in force until the first anniversary of its effective date and shall thereafter continue in effect from year to year, but only so long as such continuance is specifically approved at least annually by a vote of the Fund Board, including the vote of a majority of the Fund Board who are not “interested persons,” as defined by the 1940 Act and the rules thereunder, of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreements entered into in connection with the Plan (including this Agreement), cast in person at a meeting called for the purpose.

(b) This Agreement and the parties’ obligations hereunder may be terminated by either the Sub-Distribution Agent or the Distributor for any reason after the effective date hereof upon giving thirty (30) business days’ prior written notice thereof to the other party; provided however that in the event either party hereto does not perform any obligation or materially breaches any covenant under this Agreement or any representation and warranty hereunder on the part of a party hereto is incomplete or inaccurate in any respect (such party being referred to as the “Breaching Party”), this Agreement and the other party’s obligations hereunder may be immediately terminated by such other party by written notice thereof to the Breaching Party.

(c) Without limiting the generality of the foregoing, this Agreement may be terminated by a vote of a majority of the Fund Board, including the vote of a majority of the Fund Board who are not “interested persons,” as defined by the 1940 Act and the rules thereunder, of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreements entered into in connection with the Plan or by vote of a majority of the outstanding voting securities of the Fund at any time without penalty upon sixty (60) days’ written notice to Distributor and/or Sub-Distribution Agent.

(d) This Agreement shall terminate immediately upon the appointment of a trustee under the Securities Investor Protection Act or any other act of insolvency by the Distributor or the Sub-Distribution Agent.

(e) This Agreement is not assignable or transferable and will terminate automatically in the event of its “assignment,” as defined in the 1940 Act, and the rules, regulations and interpretations thereunder.

(f) The representations, warranties and covenants of the undersigned contained in this Agreement, including, without limitation, Sections 1, 2, 3 and 4, the compensation obligations under Section 6(b), as well as the indemnification provisions contained in Section 8 hereof, shall survive any termination of this Agreement.

(g) Notwithstanding anything to the contrary herein, the terms of Section 11 herein shall expire and be of no further force and effect 36 months after the later (i) of the last transmission of information covered by the terms of Section 11 hereof or (ii) the termination of this Agreement, provided that the Distributor agrees that any Customer Shareholder information shall remain subject to the Distributor’s privacy policy.

(h) The Distributor reserves the right in its discretion, without notice, to suspend sales or withdraw the offering of Shares entirely or to certain persons or entities in a class or classes specified by the Distributor, provided that upon any such suspension or withdrawal the Distributor shall immediately advise the Sub-Distribution Agent of such suspension or withdrawal.

Section 10. Privacy. Each party hereto agrees that any “Non-public Personal Information,” as the term is defined in Regulation S-P (“Reg S-P”) of the SEC, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party(ies) to perform the services set forth in this agreement. Each party agrees that, with respect to such information, it will comply with Reg S-P and that it will not disclose any Non-Public Personal Information received in connection with this agreement to any other party, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law.

Section 11. Confidentiality.

(a) The Sub-Distribution Agent may become aware of proprietary and confidential information relating to the Fund, the Distributor and/or any of their respective affiliates and/or their activities (“Blackstone”). Such information is confidential. The Sub-Distribution Agent agrees to treat as confidential any such information and will not, without Blackstone’s prior written consent, disclose such information to any third party except for those of its affiliates or agents (including sub-placement agents) and their respective employees, legal counsel, independent auditors and other experts or agents who have a need to know in order to perform the Sub-Distribution Agent’s responsibilities hereunder and who agree to keep such information confidential and will use such information solely in connection with its duties and responsibilities in connection with the placement of Shares in accordance with this Agreement and not for any other purpose (including, without limitation, the trading of any securities). The Sub-Distribution Agent will be responsible for any breach by such persons of these confidentiality obligations to the extent such persons are employees, agents or affiliates of the Sub-Distribution Agent to whom the Sub-Distribution Agent has provided access to such information. Notwithstanding the foregoing, nothing herein will prevent the Sub-Distribution Agent from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, (ii) upon the request or demand of any regulatory authority having jurisdiction over the Sub-Distribution Agent or any of its affiliates, and (iii) to the extent that such information was or becomes publicly available other than by reason of disclosure by the Sub-Distribution Agent (or any of its employees, agents or affiliates) in violation of this Agreement.

(b) The parties hereto also acknowledge that the Distributor may receive certain confidential information about the Sub-Distribution Agent, its affiliates and their activities and Customer Shareholders. Subject to applicable law or regulatory or administrative requests or demands, the Distributor agrees to hold and will procure that the Fund will hold any such information confidentially and will use it only for the purposes of evaluating the Sub-Distribution Agent’s services hereunder and as otherwise described in the Offering Materials.

(c) This Section 11 shall not apply to information that (i) is or becomes publicly available other than as a result of a disclosure by the receiving party in violation of this Agreement, (ii) is or becomes available to the receiving party or its directors, officers, partners, employees, affiliates, agents, advisors, service providers or representatives (“Representatives”) from a source other than the disclosing party pursuant to this Agreement, (iii) was already in the receiving party’s possession or the possession of its Representatives prior to receiving such information from the disclosing party, or (iv) is developed independently by the receiving party or its Representatives without use of such information provided by the disclosing party.

(d) The parties agree that any disclosure, circumvention, or other breach of this Section 11 may cause irreparable harm, and that money damages may not be sufficient to remedy any such breach. Therefore, the non-breaching party may be entitled to specific performance and injunctive relief (in addition to all other remedies available at law or in equity).

(e) Notwithstanding the foregoing, the Sub-Distribution Agent will not be in breach of this Section 11 by distributing to Customer Shareholders or prospective investors who are clients of Sub-Distribution Agent copies of marketing materials or any other documents or information approved in advance by the Distributor in writing. Additionally, the terms of this Section 11 will not apply to any information that is or becomes generally available to the public or is required by law to be disclosed.

(f) The Sub-Distribution Agent will, upon request by the Distributor from time-to-time, suspend solicitation of Customer Shareholders.

(g) Notwithstanding anything to the contrary provided elsewhere herein, none of the provisions of this Agreement shall in any way limit the activities of The Blackstone Group L.P. and its affiliates in their businesses distinct from activities directly attributable to the Fund or the Master Fund. The preceding sentence shall not apply to The Blackstone Group L.P. or any of its affiliates with respect to Customer Shareholder information that is received by such parties. For the avoidance of doubt, nothing in this Section 11 shall preclude Distributor or its affiliates from soliciting a Customer Shareholder to do business with Distributor or its affiliates, so long as Distributor and its affiliates do not use or disclose Customer Shareholder information received pursuant to this Agreement in connection with such pursuits.

Section 12. Notices. All communications hereunder shall be in writing and sent by (i) fax or (ii) registered mail to the address set forth below or to such other address as such party shall have specified in writing to the other parties hereto. Notices shall be effective when actually received.

If to the Sub-Distribution Agent:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

250 Vesey Street, 11th Floor

New York, NY 10080

Attention: Dan Wenner

Fax: (646) 736-6966

with a copy to Marina Belaya, which shall not constitute notice, to:

Bank of America

114 W. 47th Street

NY8-114-03-01

New York, NY 10036

If to the Distributor or Fund, a copy shall be provided to each of the Distributor and Fund at the following addresses:

Distributor:

Blackstone Advisory Partners L.P.

345 Park Avenue

New York, NY 10154

Attention: C.B. Richardson

FAX: (212) 583-5016

with a copy, which shall not constitute notice, to:

Blackstone Real Estate Income Fund II

345 Park Avenue, 42nd Floor

New York, New York 10154Attn: Randall S. Rothschild

Fund:

Blackstone Real Estate Income Fund II

345 Park Avenue

42nd Floor

New York, NY 10154

Attention: Randall S. Rothschild

FAX: (646) 253-8405

Section 13. Parties. This Agreement shall inure to the benefit of and be binding upon the Sub-Distribution Agent, the Distributor and such parties’ respective successors to the extent provided herein. This Agreement and the conditions and provisions hereof are intended to be and are for the sole and exclusive benefit of the parties hereto and their respective successors, assigns and controlling persons and parties indemnified hereunder, and for the benefit of no other person, firm or corporation. No purchaser or prospective purchaser of Shares shall be considered to be a successor or assign solely on the basis of such purchase.

Section 14. Status of Parties. In selling the Shares for the Fund, the Sub-Distribution Agent is acting solely as independent agent for the Distributor and not as principal.

Section 15. Governing Law. This Agreement and the rights and obligations of the parties created hereby shall be governed by the laws of the State of New York, without regard to principles of conflicts of law, and the provisions of the 1940 Act. In the event of any conflict between the laws of New York and the provisions of the 1940 Act, the 1940 Act shall control.

Section 16. Severability. In the event that any provision of this Agreement is held to be invalid or unenforceable in any jurisdiction in a final, non-appealable decision by a court or governmental authority that has proper jurisdiction over the Fund, such provision shall be deemed modified to the minimum extent necessary so that such provision, as so modified, shall no longer be held to be invalid or unenforceable. Any such modification, invalidity or unenforceability shall be strictly limited both to such provision and to such jurisdiction, and in each case to no other, so as to achieve the intent expressed herein to the greatest extent possible with respect to such provision and in the jurisdiction in question. In the case of any compensation obligation owed to the Sub-Distribution Agent that is so rendered invalid or unenforceable, the parties agree to negotiate in good faith to identify and adopt an mutually agreed upon alternative.

Section 17. Indirect Action. All parties agree that it is of the essence of their mutual agreement as embodied herein that neither of them shall attempt to do indirectly what they could not do directly hereunder, through the use of affiliates, reciprocal business dealings or any other means.

Section 18. Requirements of Law. Whenever in this Agreement it is stated that a party will take or refrain from taking a particular action, such party may nevertheless refrain from taking or take such action if advised by counsel that doing so is required by law or advisable to ensure compliance with law, and shall not be subject to any liability hereunder for doing so, although such action shall permit termination of this Agreement by the other parties hereto.

Section 19. Consent to Jurisdiction. The parties hereto agree that any action or proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from this Agreement, any breach hereof, or any transaction covered hereby, shall be resolved, whether by arbitration or otherwise, within the County, City, and State of New York. ACCORDINGLY, THE PARTIES CONSENT AND SUBMIT TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS AND ANY APPLICABLE ARBITRAL BODY LOCATED WITHIN THE COUNTY, CITY, AND STATE OF NEW YORK. The parties further agree that any such action or proceeding brought by either party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in the federal or state courts, or if appropriate before any applicable arbitral body, located within the County, City, and State of New York.

Section 20. Non-Disparagement. No party to this Agreement shall publicly directly or indirectly, in any way disparage, defame, reflect adversely upon, or use the confidential information as described in Section 11 in a manner that is detrimental to the other party (or any director, officer employee or affiliate thereof) and shall not interfere with the relationship of the other party (or any director, officer employee or affiliate thereof) with any third parties.

Section 21. Non-Solicitation. The Distributor shall not, and shall cause its employees, directors, partners and affiliates not to, knowingly request, induce or attempt to induce any Customer Shareholder to terminate or not renew its relationship with Sub-Distribution Agent or its affiliates.

Section 22. Use of Merrill Lynch Name. The Distributor may not disseminate any written reference relating to Merrill Lynch, Bank of America or any of their affiliates or subsidiaries relating in any respect to the transactions contemplated hereby without the prior written consent of the Sub-Distribution Agent.

Section 23. Use of Blackstone Name. The Sub-Distribution Agent may not disseminate any written reference relating to Blackstone, The Blackstone Group L.P. or any of their affiliates or subsidiaries relating in any respect to the transactions contemplated hereby without the prior written consent of the Distributor.

Section 24. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as among the parties unless it shall be in writing and signed by the party against whom enforcement is sought.

Section 25. Amendment; Waiver. This Agreement shall not be amended except by a writing signed by the Sub-Distribution Agent and the Distributor. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

Section 26. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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If the foregoing is in accordance with each party’s understanding of their agreement, each party is requested to sign and return to the Distributor a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between them in accordance with its terms effective as of the date first above written.

BLACKSTONE ADVISORY PARTNERS L.P.

By:	/s/ C.B. Richardson
	Name:	C.B. Richardson
	Title:	Chief Compliance Officer

Confirmed and accepted:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Ninon Marapachi
	Name:	Ninon Marapachi
	Title:	Director

The following party joins solely for purpose of its affirming its obligations under Section 8(c) hereof:

MERRILL LYNCH ALTERNATIVE INVESTMENTS, LLC

By:	/s/ Ninon Marapachi
	Name:	Ninon Marapachi
	Title:	Vice President

Schedule 1

Name of Fund	Share Class	Subscription Deadline	Sales Load	Distribution Fee (based on aggregate value of Shares held by Customer Shareholders, annualized)	Servicing Fee (based on aggregate value of Shares held by Customer Shareholders, annualized)
Blackstone Real Estate Income Fund II	Institutional Class II Shares of Beneficial Interest	Five (5) Business Days prior to month end (Fund documentation) Three (3) Business Days prior to month end (Subscription Proceeds)	0%	0%	0%

Schedule 1-1

Schedule 2

FORM OF CUSTOMER SHAREHOLDER SUBSCRIPTION AGREEMENT

Schedule 2-1

Schedule 3

Form of Anti-Corruption Certificate

Reference is made to the dealer agreement, dated July 14, 2014 (the “Dealer Agreement”), by and among BLACKSTONE ADVISORY PARTNERS L.P. (“Distributor”) and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED “Sub-Distribution Agent”).

1. The Sub-Distribution Agent acknowledges and agrees that it is the written and established policy of Distributor to comply fully with all applicable laws and regulations of the United States and all jurisdictions in which it does business. The Sub-Distribution Agent warrants and represents that it will not take any action that would constitute a violation, or implicate Distributor in a violation, of any law of the United States, the United Kingdom or any other jurisdiction in which the Sub-Distribution Agent engages in business, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the UK Bribery Act of 2010 (the “Bribery Act”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “U.S.A. Patriot Act”), legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials, and any similar statute, rule or policy (collectively, “Anti-Corruption Laws”).

2. In furtherance of the Distributor Global Anti-Corruption Compliance Policy, a copy of which has been provided to the Sub-Distribution Agent, the Sub-Distribution Agent represents, warrants, and agrees that:

(a) The Sub-Distribution Agent is neither a governmental entity nor an instrumentality of a government. If the Sub-Distribution Agent becomes a governmental entity or instrumentality of a government during the term of the Dealer Agreement, the Sub-Distribution Agent shall notify Distributor immediately so Distributor may, and hereby reserves the right to, take whatever precautions and actions may be appropriate to assure compliance with applicable Anti-Corruption Laws.

(b) Neither the Sub-Distribution Agent nor any of its principals, owners, officers, directors, or agents has promised to make, will promise to make, or will cause to be made, in connection with the Dealer Agreement, any Payments3 (i) to or for the use or benefit of any Government Official; (ii) to any other person either for an advance or reimbursement, if it knows or has reason to know that any part of such Payment will be directly or indirectly given or paid by such other person, or will reimburse such other person for Payments previously made, to any Government Official; or (iii) to any other person or entity to obtain or keep business or to secure some other improper advantage.

(c) The Sub-Distribution Agent immediately shall notify Distributor of any violation or potential violation of Anti-Corruption Laws relating to its activities under the Dealer Agreement and shall be responsible for any damages to Distributor from the Sub-Distribution Agent’s or its agents’ violation of Anti-Corruption Laws.

(d) The Sub-Distribution Agent has effective controls that are sufficient to provide reasonable assurances that violations of applicable Anti-Corruption Laws will be prevented, detected and deterred.

[3]	The term “Payments” refers to anything of value, including cash, gifts, travel expenses, entertainment, offers of employment, provision of free services, and business meals. It may also include event sponsorships, consultant contracts, fellowship support, job offers, and charitable contributions made at the request of, or for the benefit of, an individual, his or her family, or other relations, even if made to a legitimate charity.

Schedule 3-1

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:
Name:
Title:

Date

Schedule 3-2

Schedule 4

FORM OF MONTHLY SUMMARY REPORT

Schedule 4-1